EXHIBIT 21.1

HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd (“Hong Kong Takung”)

Takung (Shanghai) Co., Ltd. (“Shanghai Takung”)

Takung Cultural Development (Tianjin) Co., Ltd (“Tianjin Takung”)